Exhibit 10.1

Stericare Solutions and Sharps Technology, Inc. Supply Agreement

This Supply Agreement (“Agreement”) is entered into on July 24th, 2024, by and between Sharps Technology, Inc., a Nevada corporation (“Seller”), and Stericare Solutions, LLC a Texas limited liability company (“Buyer”), having an address of 4409 Haltom Road, Haltom City, TX 76117. Seller manufactures and sells syringe formats, and Buyer wishes to purchase certain Goods (as defined below) from Seller. The Buyer and Seller are referred to individually as a “Party” and collectively as “Parties”.

1.0 Definitions

●	“Action” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature.
●	“Basic Purchase Order Terms” means the terms specified by Buyer in a Purchase Order: (a) a list of the Goods to be purchased; (b) the quantity of each of the Goods ordered; (c) the Requested Delivery Date; (d) the unit Price for each of the Goods to be purchased; (e) the billing address; and (f) the Delivery Location.
●	“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in Columbia, South Carolina, are authorized or required by Law to be closed for business.
●	“Defective” means not conforming to the Product Warranty under Section 8.0.
●	“Defective Goods” means goods shipped by Seller to Buyer pursuant to this Agreement that are Defective.
●	“Delivery Location” means the street address within the Territory for delivery of the Goods specified in the applicable Purchase Order.
●	“Disclosing Party” has the meaning set forth in Section 10.0.
●	“Effective Date” means the date first set forth above.
●	“Forecast” means, with respect to any six-month period, a good faith projection or estimate of Buyer’s requirements for Goods during each month during the period.
●	“Goods” means the goods identified on Schedule 1 and described in the Specifications.
●	“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority, or any arbitrator, court or tribunal of competent jurisdiction.
●	“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, award or determination entered by or with any Governmental Authority.
●	“Initial Term” has the meaning set forth in Section 2.0.
●	“Inspection Period” has the meaning set forth in Section 8.0.

●	“Intellectual Property Rights” means all industrial and other intellectual property rights comprising or relating to: (a) Patents; (b) Trademarks; (c) internet domain names, whether or not Trademarks, registered by any authorized private registrar or Governmental Authority, web addresses, web pages, website and URLs; (d) works of authorship, expressions, designs and design registrations, whether or not copyrightable, including copyrights and copyrightable works, software and firmware, data, data files, and databases and other specifications and documentation; (e) Trade Secrets; and (f) all industrial and other intellectual property rights, and all rights, interests and protections that are associated with, equivalent or similar to, or required for the exercise of, any of the foregoing.
●	“Law” means any statute, law, ordinance, regulation, rule, code, constitution, treaty, common law, Governmental Order or other requirement or rule of law of any Governmental Authority.
●	“Losses” has the meaning set forth in Section 9.0.
●	“Nonconforming Goods” means any goods received by Buyer from Seller pursuant to a Purchase Order that: (a) do not conform to the [make/model number/UPC/SKU/[PRODUCT IDENTIFIER]] listed in the applicable Purchase Order; (b) do not fully conform to the Specifications; or (c) materially exceed the quantity of Goods ordered by Buyer pursuant to this Agreement or any Purchase Order.
●	“Party” has the meaning set forth in the preamble to this Agreement.
●	“Payment Failure” has the meaning set forth in Section 5.0.
●	“Person” means any individual, partnership, corporation, trust, limited liability entity, unincorporated organization, association, Governmental Authority or any other entity.
●	“Personnel” of a Party means any agents, employees, contractors or subcontractors engaged or appointed by such Party.
●	“Price” has the meaning set forth in Section 5.0.
●	“Product Warranty” has the meaning set forth in Section 8.0.
●	“Quality Agreement” has the meaning set forth in Section 7.0.
●	“Receiving Party” has the meaning set forth in Section 10.
●	“Release” means a document issued by Buyer to Seller pursuant to a Purchase Order that identifies the quantities of Goods constituting Buyer’s requirements and the Delivery Locations and Requested Delivery Dates for such Goods.
●	“Renewal Term” has the meaning set forth in Section 2.0.
●	“Representatives” means a Party’s Affiliates and each of their respective Personnel, officers, directors, partners, shareholders, attorneys, third-party advisors, successors and permitted assigns.
●	“Seller” has the meaning set forth in the preamble to this Agreement.
●	“Seller Contracts” means all contracts or agreements to which Seller is a party or to which any of its material assets are bound.
●	“Seller’s Intellectual Property Rights” means all Intellectual Property Rights owned by or licensed to Seller.
●	“Specifications” means the specifications for the Goods attached hereto as Exhibit A.
●	“Taxes” means any and all present and future sales, income, stamp and other taxes, levies, imposts, duties, deductions, charges, fees or other taxes imposed on, in respect of or in connection with the sale, purchase, delivery, storage, use or transportation of Goods or the performance of Services.

2.0 Term and Termination

a)	The Agreement will commence immediately upon signature and will expire five years from the initial delivery of product to the point of entry in USA, targeted for November 1, 2024 (the “Initial Term”).
b)	Upon expiration of the Initial Term, the Agreement will automatically renew for additional one (1) year periods (each, a “Renewal Term”), unless a Party gives the other Party written notice of termination at least ninety (90) days prior to the end of the Initial Term or Renewal Term.
c)	The Agreement may be terminated by either Party upon written notice to the other Party if the other Party breaches any material term or condition of this Agreement and fails to cure such breach within thirty (30) days after receipt of written notice thereof.
d)	The Agreement may be terminated by either Party upon written notice to the other Party if the other Party becomes insolvent, makes an assignment for the benefit of creditors, or a petition under any bankruptcy or insolvency Law is filed by or against such Party and is not dismissed within 120 days.
e)	If either Party is acquired by a competitor of the other Party, either Party can terminate the Agreement with six (6) months written notice.

3.0 Purchase and Sale of Goods

a)	Buyer agrees to purchase from Seller, and Seller agrees to sell to Buyer, the Goods specified in the Specifications.
b)	Buyer will issue Purchase Orders to Seller specifying the Goods to be purchased, including [make/model number/UPC/SKU/[PRODUCT IDENTIFIER]], quantity, Requested Delivery Date, unit Price, billing address, and Delivery Location.
c)	Buyer will provide a six-month rolling forecast detailing the anticipated requirements of all goods.
d)	Seller will deliver the Goods to Buyer at the Delivery Location specified in the applicable Purchase Order on the Requested Delivery Date.
e)	Buyer will inspect the Goods delivered by Seller pursuant to this Agreement within 30 days after such delivery (the “Inspection Period”).
f)	Buyer may reject any Nonconforming Goods and, at Buyer’s election, return such Nonconforming Goods to Seller for a full refund or require Seller to replace such Nonconforming Goods with conforming Goods.
g)	Product or process changes which would cause any Good to deviate in any way from the Specifications shall not be made without the express prior written consent of Buyer. Specifications may otherwise be revised from time to time as mutually agreed in writing between Buyer and Seller (either by execution of an amended Exhibit A and/or Exhibit B that references the new revision level or by other writings duly authorized between the Parties).

4.0 Volume Commitment

a)	Sharps Technology agrees to supply and Stericare agrees to purchase 80% of Stericare’s demand, limited by the capacity of Sharps as outlined below. Existing demand for Stericare product estimates this requirement at 520 Million units over the life of the initial agreement.
b)	Sharps Anticipated Monthly Capacity

a.	November 2024 - April 2025	2 Million units per month
b.	April 2025 - September 2025	4 Million units per month
c.	September 2025 -	20 Million units per month

c)	Targeted Annual (12 month) Volumes:

a.	Year 1	40 Million units
b.	Years 2-5	120 Million units

5.0 Price and Payment

a)	The price of the Goods sold under this Agreement will be as set forth in the Purchase Order (the “Price”). Initial prices are described in Attachment 1.
b)	All amounts payable by Buyer to Seller under this Agreement will be paid in US dollars by ACH wire or similar means.
c)	Payment terms: 1% ten, net 30 days.
d)	If Buyer fails to make any payment when due (“Payment Failure”), Buyer will pay interest on the delinquent amount at a rate of ten% per annum from the date such payment was due until paid in full.
e)	Pricing is based on the raw material costs paid by Sharps as of July 1, 2024. (PP-$xxxpound) Any increase in raw material pricing will be passed through to Stericare on an annual basis, based on the material content of the syringe as detailed in Schedule 1.
f)	Pricing may be adjusted within the year should any critical component of the cost structure have a dynamic change impacting the cost of the product by 10% or greater. Such request for adjustment will be submitted by Sharps with qualified invoice or cost details to suffice Stericare.

6.0 Shipping and Production:

a)	Initial production will be at Sharps Hungary manufacturing facility. Additional volume may be provided from sister facility in Italy or from Sharps NA facility in Columbia SC. Any product imported to NA will be priced as CIF point of entry. Any product coming from Columbia SC will be priced as FOB point of manufacture. The parties will work together to minimize all logistics costs.

7.0 Quality

a)	Seller warrants that any Goods sold to Buyer hereunder shall comply in all respects with the Specifications therefore and shall be free from defects in design, product and workmanship, and that, at all times, Seller will comply with the terms and provisions of an agreed Supplier Quality Agreement between Buyer and Seller, which shall be executed by the Parties within thirty (30) days after the Effective Date and shall remain in effect according to its terms during the Term of this Agreement (the “Quality Agreement”).

8.0 Product Warranty

a)	Seller warrants that all Goods delivered by Seller pursuant to this Agreement will conform to the Specifications and be free from material defects in material and workmanship.
b)	Buyer will inspect the Goods delivered by Seller pursuant to this Agreement within the Inspection Period and will have the right to reject any Nonconforming Goods.
c)	If Buyer rejects any Goods pursuant to this Section 8 at Buyer’s election, Seller will either replace such Goods with conforming Goods or refund the Price for such Goods.

9.0 Indemnification

a)	Each Party hereto shall defend, indemnify, and hold harmless the other Party, and such other party’s respective directors, officers, shareholders, employees and agents (collectively, “Indemnitees”) from and against all claims, demands, actions, liabilities, losses, damages and expenses (including reasonable attorneys’ fees) (collectively, “Claims”) to the extent arising out of or resulting from any breach by such Party of its respective covenants, representations and warranties hereunder, provided that such Party shall have no responsibility to defend, indemnify and hold harmless Indemnitees for that portion of any Claims arising out of or resulting from the gross negligence or willful misconduct of such Indemnitees.
b)	Seller will indemnify and hold Buyer and its Indemnitees harmless from any against all Claims which are brought against Buyer or its Indemnitees, including Claims by third parties, to the extent relating to, resulting from or arising out of: (i) infringement or misappropriation of intellectual property rights by the technology, processes, know-how, and other intellectual property used by Seller to manufacture the Goods; or (ii) Seller’s negligence, misconduct, or violation of applicable laws.
c)	Buyer will indemnify, defend and hold harmless Seller and Seller’s Indemnitees from and against any and all Losses incurred by such Persons arising out of or in connection with any Claim that the Goods infringe or misappropriate the Intellectual Property Rights of any third party to the extent caused by the Specifications or other requirements furnished by Buyer.
d)	Each Party shall maintain general comprehensive liability insurance covering each occurrence of bodily injury and property damage in the amount of not less than three million US dollars ($3,000,000 US) combined single limit with endorsements for: (i) Goods and completed operations; and (ii) blanket contractual liability (deleting any exclusion from Goods and completed operations liability).
e)	Seller agrees to promptly notify Buyer upon the occurrence of any event of loss (including the commencement of any action against an indemnified party) in respect of which indemnity or reimbursement may be sought under this Agreement.
f)	Notwithstanding anything in this Agreement to the contrary, in no event will Buyer be liable to Seller for any amount in excess of the limits paid by Buyer’s insurance carrier under the applicable insurance coverage under this Agreement.

g)	Notwithstanding anything in this Agreement to the contrary, in no event will Seller be liable to Buyer for any amount in excess of the limits paid by Seller’s insurance carrier under the applicable insurance coverage under this Agreement.
h)	No Consequential Damages. EXCEPT FOR A PARTY’S INDEMNIFICATION OR BREACH OF CONFIDENTIALITY OBLIGATIONS HEREIN, IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR SPECIAL, INDIRECT, INCIDENTAL, OR CONSEQUENTIAL DAMAGES, WHETHER IN CONTRACT, WARRANTY, TORT, NEGLIGENCE, STRICT LIABILITY OR OTHERWISE, INCLUDING, BUT NOT LIMITED TO, LOSS OF PROFITS OR REVENUE, OR CLAIMS OF THIRD PARTIES FOR SUCH DAMAGES REGARDLESS OF WHETHER A PARTY MAY HAVE HAD NOTICE OF THE POSSIBILITY OF SUCH DAMAGES OR LOSS.

10.0 Confidential Information

a)	All Confidential Information disclosed by one Party to the other Party pursuant to this Agreement will be kept confidential by the Receiving Party.
b)	The Receiving Party will not disclose any Confidential Information of the Disclosing Party to any third party without the prior written consent of the Disclosing Party.
c)	The Receiving Party will use the Confidential Information of the Disclosing Party solely for the purpose of performing its obligations under this Agreement.

11.0 Dispute Resolution

a)	Any Dispute arising out of or in connection with this Agreement will be resolved through binding arbitration in accordance with the rules of the American Arbitration Association.
b)	The arbitration will be conducted by a single arbitrator in New York, NY.
c)	The arbitrator will have the authority to grant any legal or equitable remedy or relief that such arbitrator deems just and proper.
d)	The Parties agree that the award of the arbitrator will be final and binding upon the Parties and that judgment upon the award may be entered in any court of competent jurisdiction.

12.0 Transferability

a)	The agreement will continue in its entirety should ownership change with either company.

13.0 Governing Law

a)	This Agreement will be governed by and construed in accordance with the Laws of the State of New York, without giving effect to any choice or conflict of Law provision or rule.
b)	Any Action arising out of or in connection with this Agreement must be instituted solely in the federal or state courts located in New York County, State of New York and the Parties irrevocably submit to the exclusive jurisdiction of such courts in any such Action.

14.0 Entire Agreement; Waivers

a)	This Agreement constitutes the entire agreement between the Parties with respect to the supply of the Goods and all prior understanding between the Parties, whether written or oral, relating to the Goods are superseded by this Agreement. To the extent there is any overlap between this Agreement, the Quality Agreement and any other agreement or understanding between the Parties, this Agreement shall govern as to all matters except those relating expressly to quality assurance activities under the Quality Agreement. None of the terms of this Agreement shall be deemed to be waived, modified or amended by either Party unless such a waiver, modification or amendment specifically references this Agreement and is in writing signed by duly authorized representatives of both Parties. Any failure by any Party hereto to enforce at any time any provision under this Agreement shall not be considered a waiver of that Party’s right thereafter to enforce each and every provision of this Agreement.
b)	No amendment or modification of any provision of this Agreement will be effective unless in writing signed by both Parties.
c)	If any provision of this Agreement shall be held or made invalid by a court decision, statute or rule, or shall be otherwise rendered invalid, the remainder of this Agreement shall not be affected thereby.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

Sharps Technology, Inc.

By:	/s/ Robert Hayes	Date:	7-24-2024

Name:	Robert Hayes

Title:	Chief Executive Officer

Stericare Solutions LLC

By:	/s/ Tom Star	Date:	7-24-2024

Name:	Tom Star

Title:	CEO of Stericare Solutions LLC

Schedule 1

Pricing and Raw Material Pass Through

10ml PP Sologard syringes, including cap Price per thousand $xxxx

Raw material cost pass through: Pricing is based on the raw material costs paid by Sharp’s as of July 1, 2024. (PP-$xxx/pound) Any increase in raw material pricing will be passed through to Stericare on an annual basis, based on the material content of the syringe as detailed below.

	Gram	Material
Barrel-	x	PP
Plunger-	x	PP
Piston-	x	TPE
Cap-	x	PP

The price of raw materials will be reviewed on an annual basis with any net increase of x cents per pound or greater from the last material adjustment, initiating an price modification.

For each x cents per pound increase in PP, the product price will increase $xxx/thousand.

For each x cents per pound increase in TPE or Rubber, the product price will increase xxx

Exhibit A

Buyers Specifications